Exhibit 99.2

THOMAS PROPERTIES GROUP, INC. ANNOUNCES

SECOND QUARTER 2010 RESULTS

Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended June 30, 2010.

The results of operations presented in this release include TPGI’s results of operations for the three and six months ended June 30, 2010 and 2009. The consolidated net loss for the three months ended June 30, 2010 was $(1.5) million or $(0.04) per share compared to consolidated net loss of $(2.7) million or $(0.11) per share for the three months ended June 30, 2009. The consolidated net loss for the six months ended June 30, 2010 was $(3.9) million or $(0.12) per share compared to consolidated net loss of $(2.9) million or $(0.12) per share for the six months ended June 30, 2009.

After tax cash flow (ATCF) for the three months ended June 30, 2010 was $3.8 million or $0.11 per share compared to after tax cash flow of $2.8 million or $0.11 per share for the three months ended June 30, 2009. After tax cash flow for the six months ended June 30, 2010 was $7.0 million or $0.22 per share compared to after tax cash flow of $5.2 million or $0.21 per share for the six months ended June 30, 2009. The increase in ATCF for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 was primarily due to increased Murano condominium sales. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: non-controlling interests, deferred income taxes, non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, straight-line rent adjustments, adjustments to reflect the fair market value of rent, and gain from extinguishment of debt. ATCF is further described in note (c) to the financial statements below.

Subsequent to June 30, 2010, we refinanced loan obligations at four properties owned by our TPG/CalSTRS joint venture, including City National Plaza in Los Angeles and three properties in Houston (2500 CityWest Blvd., San Felipe Plaza and Brookhollow Central). All had debt scheduled to mature in July or August of this year. Additionally, we have extended the construction loan secured by the remaining units at our Murano condominium tower in Philadelphia for one year to July 31, 2011, with the right to two six-month extensions.

James A. Thomas, Chairman and CEO stated, “With the recent refinancing in Los Angeles and Houston, the firm has reached a very important milestone by refinancing or extending all of our 2010 maturities, which totaled approximately $846 million. When we started the process in mid-2009, the credit markets were frozen and there was great concern that we would be able to refinance the portfolio, let alone obtain the attractive terms that the team achieved that significantly deleverage our balance sheet. We also made significant progress in other areas such as increasing the occupancy of the portfolio by 50 basis points with leases signed during the quarter, and increasing rents for the spaces leased by over 12.5%. We continued to sell condominium residences at Murano and closed the sale of ten units during the quarter with an additional four units closed since the end of the quarter.”

Supplemental Materials

The company will publish a Supplemental Financial Information package which will be available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section.

Teleconference and Webcast

TPGI will hold a quarterly earnings conference call on Friday, August 6, 2010 at 10:00 a.m. Pacific Time. To participate in the call, dial (888) 873-4896 and (617) 213-8850 internationally, and provide confirmation code 93750452.

A live webcast (listen only mode) of the conference call will also be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through August 27, 2010, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 11121732. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in our Form 10-K for the year ended December 31, 2009, which is filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Rental	$7,240	$7,707	$14,488	$15,114
Tenant reimbursements	5,461	5,634	10,500	11,585
Parking and other	794	836	1,798	1,585
Investment advisory, management, leasing and development services	1,966	2,912	3,949	4,536
Investment advisory, management, leasing and development services – unconsolidated real estate entities	3,949	3,940	7,453	7,841
Reimbursement of property personnel costs	1,398	1,175	2,810	2,788
Condominium sales	5,169	—	9,322	—

Total revenues	25,977	22,204	50,320	43,449

Expenses:
Property operating and maintenance	6,459	6,371	12,711	12,503
Real estate taxes	1,715	1,710	3,476	3,484
Investment advisory, management, leasing and development services	2,675	2,930	5,034	5,839
Reimbursable property personnel costs	1,398	1,175	2,810	2,788
Cost of condominium sales	3,779	—	6,797	—
Interest	4,739	6,827	9,548	13,628
Depreciation and amortization	3,503	3,172	6,973	6,365
General and administrative	2,821	3,937	6,496	8,373

Total expenses	27,089	26,122	53,845	52,980

Gain on extinguishment of debt	—	—	—	509
Interest income	29	113	38	253
Equity in net (loss) income of unconsolidated real estate entities	(636)	(580)	(1,476)	2,508

Loss before income taxes and noncontrolling interests	(1,719)	(4,385)	(4,963)	(6,261)
Provision for income taxes	(196)	(453)	(355)	(238)

Net loss	(1,915)	(4,838)	(5,318)	(6,499)
Noncontrolling interests’ share of net loss:
Unitholders in the Operating Partnership	483	1,232	1,509	1,450
Partners in consolidated real estate entities	(33)	860	(77)	2,129

	450	2,092	1,432	3,579

TPGI share of net loss	$(1,465)	$(2,746)	$(3,886)	$(2,920)

Loss per share – basic and diluted	$(0.04)	$(0.11)	$(0.12)	$(0.12)

Weighted average common shares – basic and diluted	34,202,493	24,889,637	32,324,977	24,860,936

Reconciliation of net loss to EBDT(a):

Net loss	$(1,465)	$(2,746)	$(3,886)	$(2,920)
Adjustments:
Income tax provision	196	453	355	238
Noncontrolling interests – unitholders in the Operating Partnership	(483)	(1,232)	(1,509)	(1,450)
Depreciation and amortization	3,503	3,172	6,973	6,365
Amortization of loan costs	227	85	483	170
Unconsolidated real estate entities:
Depreciation and amortization	4,335	4,756	9,134	9,828
Amortization of loan costs	169	178	336	492

Earnings before depreciation, amortization and taxes	$6,482	$4,666	$11,886	$12,723

TPGI share of EBDT (b)	$4,610	$3,100	$8,328	$8,258

EBDT per share – basic and diluted	$0.13	$0.12	$0.26	$0.33

Weighted average common shares – basic	34,202,493	24,889,637	32,324,977	24,860,936
Weighted average common shares – diluted	34,472,138	24,889,637	32,559,488	24,860,936

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Reconciliation of net loss to ATCF(c):

Net loss	$(1,465)	$(2,746)	$(3,886)	$(2,920)
Adjustments:
Income tax provision	196	453	355	238
Noncontrolling interests – unitholders in the Operating Partnership	(483)	(1,232)	(1,509)	(1,450)
Depreciation and amortization	3,503	3,172	6,973	6,365
Amortization of loan costs	227	85	483	170
Non-cash compensation expense	(329)	665	179	1,603
Straight-line rent adjustments	(252)	(173)	(792)	81
Adjustments to reflect the fair market value of rent	1	20	1	28
Gain on extinguishment of debt	—	—	—	(509)
Unconsolidated real estate entities:
Depreciation and amortization	4,335	4,756	9,134	9,828
Amortization of loan costs	169	178	336	492
Straight-line rent adjustments	(212)	(528)	(494)	(985)
Adjustments to reflect the fair market value of rent	(302)	(343)	(603)	(710)
Gain on extinguishment of debt	—	—	—	(4,189)

ATCF before income taxes	$5,388	$4,307	$10,177	$8,042

TPGI share of ATCF before income taxes (b)	$3,836	$2,871	$7,131	$5,219

TPGI income tax expense – current	(34)	(43)	(84)	(60)

TPGI share of ATCF	$3,802	$2,828	$7,047	$5,159

ATCF per share – basic and diluted	$0.11	$0.11	$0.22	$0.21

Weighted average common shares – basic	34,202,493	24,889,637	32,324,977	24,860,936
Weighted average common shares – diluted	34,472,138	24,889,637	32,559,488	24,860,936

(a)	EBDT is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define EBDT as net income (loss) excluding the following items: i) income tax expense (benefit); ii) noncontrolling interests; iii) depreciation and amortization; and iv) amortization of loan costs. EBDT provides a performance measure that, when compared year over year, reflects the impact to operations from changes to occupancy rates, rental rates, operating costs, development and redevelopment activities, general and administrative expenses, and interest costs, and provides perspective on operating performance not immediately apparent from net income. EBDT should be considered only as a supplement to net income as a measure of our performance. EBDT also assists management in identifying trends for purposes of financial planning and forecasting results. However, the usefulness of EBDT as a performance measure is limited and EBDT should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. EBDT also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

(b)	Based on an interest in our operating partnership of 71.23% and 70.07% for the three and six months ended June 30, 2010, respectively, and 64.65% and 64.90% for the three and six months ended June 30, 2009, respectively.

(c)	ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain on extinguishment of debt. Management utilizes ATCF data in assessing performance of our business operations in period-to-period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$271,656	$276,603
Land improvements – development properties	95,214	95,558

	366,870	372,161

Condominium units held for sale	58,051	64,101
Improved land held for sale	4,567	4,508
Investments in unconsolidated real estate entities	15,019	14,458
Cash and cash equivalents, unrestricted	43,373	35,935
Restricted cash	6,950	12,071
Rents and other receivables, net	1,739	2,073
Receivables from unconsolidated real estate entities	2,515	2,010
Deferred rents	13,856	12,954
Deferred leasing and loan costs, net	13,856	15,375
Other assets, net	23,307	23,757

Total assets	$550,103	$559,403

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$254,862	$255,104
Other secured loans	51,739	63,132
Accounts payable and other liabilities, net	27,970	35,573
Prepaid rent and deferred revenue	2,805	3,249

Total liabilities	337,376	357,058

Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of June 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 35,394,894 and 30,878,621 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	354	308
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 13,813,331 shares issued and outstanding as of June 30, 2010 and December 31, 2009	138	138
Additional paid-in capital	200,643	185,344
Retained deficit and dividends	(53,252)	(49,394)

Total stockholders’ equity	147,883	136,396

Noncontrolling interests:
Unitholders in the Operating Partnership	61,523	63,042
Partners in consolidated real estate entities	3,321	2,907

Total noncontrolling interests	64,844	65,949

Total equity	212,727	202,345

Total liabilities and equity	$550,103	$559,403

Contact:	Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana Laing, Chief Financial Officer
213-613-1900